                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

                                                                  April 28, 2000

Dear Stockholder:

     It is my pleasure to invite you to attend the 2000 Annual Meeting of Stockholders of Superior Consultant Holdings Corporation. The meeting will be held at 4:00 p.m. local time on Thursday, June 8, 2000, at the Westin Southfield-Detroit Hotel, 1500 Town Center, Southfield, Michigan, 48075.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describes the items of business which will be discussed during the meeting. It is important that you vote your shares whether or not you expect to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will take the place of your proxy.

     I look forward to seeing you at the meeting. On behalf of the management and directors of Superior Consultant Holdings Corporation, I want to thank you for your continued support and confidence in the Company.

                                          Sincerely,

                                      /s/ RICHARD D. HELPPIE, JR.

                                          Richard D. Helppie, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 8, 2000

To the Stockholders of Superior Consultant Holdings Corporation:

     The Annual Meeting of Stockholders of Superior Consultant Holdings Corporation, a Delaware corporation (the "Company"), will be held at the Westin Southfield-Detroit Hotel, 1500 Town Center, Southfield, Michigan, 48075 on Thursday, June 8, 2000, at 4:00 p.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. To elect three directors to the Board of Directors of the Company, each to serve for a term of three years;

          2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's common stock, par value $0.01 per share, at the close of business on April 10, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, as more fully described in the Proxy Statement. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting with the address of and number of shares held by each will be kept on file (i) at the offices of the Company at 4000 Town Center, Suite 1100, Southfield, Michigan 48075, (ii) at the offices of the Company's transfer agent, Harris Trust and Savings Bank, located at 311 W. Monroe Street, Chicago, Illinois 60606 and (iii) at the meeting place at the Westin Southfield-Detroit Hotel, 1500 Town Center, Southfield, Michigan, 48075 and will be subject to inspection by any stockholder at any time during usual business hours. The list will also be available for inspection by any stockholder during the meeting.

     Stockholders who cannot attend are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

     The annual report of the Company for the fiscal year ended December 31, 1999 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          For the Board of Directors,

                                          SUSAN M. SYNOR
                                          Secretary
                           -------------------------
Southfield, Michigan
April 28, 2000

                            YOUR VOTE IS IMPORTANT.
          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

     The following information is provided in connection with the solicitation of proxies for the 2000 Annual Meeting of Stockholders of Superior Consultant Holdings Corporation, a Delaware corporation (the "COMPANY"), to be held on June 8, 2000, and any adjournments thereof (the "ANNUAL MEETING"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                                VOTING OF SHARES

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders, beginning on or about April 28, 2000, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "BOARD") for the Annual Meeting.

     Each share of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Any other matters that may be submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining whether the requisite affirmative vote was obtained in such matters. If no directions are given and the signed card is returned, the persons named in the proxy card will vote the shares for the election of all listed nominees, and at their discretion on any other matter that may properly come before the meeting in accordance with their best judgment. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal (broker non-votes), the shares will not be counted in determining the number of votes cast. Stockholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date, by written revocation or by attending in person and casting a ballot.

     YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

     Proxies are solicited to give all stockholders of record on April 10, 2000 (the "RECORD DATE") an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the stockholder is present or represented by proxy. As of the Record Date, 10,429,562 shares of Common Stock were issued and outstanding.

                      MEETINGS OF THE BOARD OF DIRECTORS,
                   BOARD COMMITTEES AND COMMITTEE COMPOSITION

GENERAL

     The business affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed through various reports and documents sent to them on a regular basis, through operating and financial reports routinely presented at Board and committee meetings by the Chief Executive Officer, Chief Financial Officer and other officers, and through other means.

     During 1999, the Board held four regularly scheduled meetings, four special telephonic meetings and acted by unanimous written consent on two additional occasions.

     Biographical information on the director nominees and the directors serving unexpired terms is set forth herein under the caption "Item No. 1 -- Election of Directors."

COMMITTEES

     In October 1996 the Board formed the standing Audit Committee and the Compensation Committee to assist the Board in carrying out its duties. In February 1998 the Board formed the Nominating Committee to assist the Board in carrying out its duties. In February 1999 the Board formed the Acquisition Committee to assist the Board in carrying out its duties.

     The NOMINATING COMMITTEE currently has three members, two of whom are independent, non-employee directors. Members of the committee are Richard P. Saslow, Reginald M. Ballantyne III and John L. Silverman, its Chairperson.

     The AUDIT COMMITTEE currently has three members, two of whom are independent, non-employee directors. Members of the committee are Mr. Saslow, Bernard J. Lachner and Douglas S. Peters, its Chairperson. The Audit Committee considers the adequacy of the internal controls of the Company and the objectivity and integrity of financial reporting and meets with the independent certified public accountants and appropriate Company financial personnel about these matters. This Committee met three times during 1999.

     The COMPENSATION COMMITTEE has four members, three of whom are independent, non-employee directors. Members of the committee are Mr. Lachner, Kenneth S. George, Richard D. Helppie, Jr., who is the Chairman and Chief Executive Officer of the Company and Mr. Silverman, its Chairperson. This committee monitors and makes recommendations to the Board with respect to compensation programs for directors and officers, administers compensation plans for executive officers, and provides oversight with respect to compensation and employee benefit plans. Its Report on Executive Compensation is set forth herein under the caption "Compensation Committee Report on Executive Compensation." The committee has constituted a subcommittee, consisting of the three independent, non-employee directors (the "EXECUTIVE OPTION SUBCOMMITTEE,") with responsibility for determining the nature, timing and amount of awards and grants under the Company's Long-Term Incentive Plan (the "Incentive Plan") to those employees subject to the requirements of Section 16(b) under the Securities Exchange Act. The Compensation Committee met two times during 1999.

     The ACQUISITION COMMITTEE currently has six members, three of whom are independent, non-employee directors. Members of the committee are Mr. Helppie, Charles O. Bracken, Mr. Saslow, Mr. George, its Chairperson, Mr. Silverman, its Vice-Chairperson and Mr. Ballantyne, its Vice-Chairperson. This committee is vested with the authority to approve, authorize and consummate any acquisition that qualifies as an "immaterial acquisition" under United States generally accepted accounting principals and certain other standards set forth by the Board. The Acquisition Committee met once during 1999.

COMPENSATION OF DIRECTORS

     Pursuant to the terms of the formula program of the Long-Term Incentive Plan, each director of the Company who is not otherwise employed by the Company automatically will be granted two options to purchase an aggregate of 10,000 shares of Common Stock upon the first day of the next fiscal quarter after the quarter in which the director joined the Board and again on the first day of that same quarter in each subsequent fiscal year during his or her term, for so long as he/she remains a director. The options will have an exercise price equal to the fair market value of the Common Stock as of the grant date. The first option is to purchase 5,000 shares of Common Stock, of which 3,000 shares will be fully vested on the date of the grant. The remaining option to purchase 2,000 shares will become fully vested on the first anniversary of the date of the grant, provided that the director/grantee shall have attended all regularly scheduled meetings of the Board and shall have participated in not less than 80% of all Board conference calls scheduled on notice of not less than 48 hours. The second option is to purchase 5,000 shares of Common Stock, of which 1,000 shares will be fully vested on the date of grant. The remaining option to purchase 4,000 shares will become fully vested on the first anniversary of the date of the grant, provided that the director/grantee shall have attended all regularly scheduled meetings of the Board and shall have participated in not less than 80% of all Board conference calls scheduled on notice of not less than 48 hours. In addition, each non-employee director receives an annual fee of $10,000 in compensation for attendance at four regularly scheduled Board meetings, and for participation in special meetings of the Board and Board conference calls.

     Directors are also reimbursed for travel expenses incurred in connection with attending board and committee meetings.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation the number of directors shall be not less than three (3) nor more than fifteen (15), with the actual number being set from time to time by the Board. The Board has determined that the number of directors of the Company shall currently be set at nine (9). The three employee directors on the Board are the Company's Chief Executive Officer, Vice President/General Counsel and Executive Vice President/Vice Chairman. The Board is divided into three (3) classes with staggered, three-year terms so that the term of one class expires at each annual meeting of stockholders. Directors are elected by a plurality of the votes cast.

     The following nominees have been selected and approved by the Board for submission to the stockholders: Douglas S. Peters, Bernard J. Lachner and Charles O. Bracken, each to serve a three-year term expiring at the 2003 Annual Meeting. Except as otherwise specified in the proxy, proxies will be voted for election of these nominees.

     If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board; however, management knows of no reason why any nominee should be unable or unwilling to serve. All of the nominees have consented to be named as nominees and to serve as directors if elected.

     A brief listing of each nominee and each director serving an unexpired term follows.

                         NOMINEES FOR ELECTION AT THIS
                       MEETING TO TERMS EXPIRING IN 2003:
                THE BOARD RECOMMENDS A VOTE "FOR" THESE NOMINEES

     Douglas S. Peters (age 56) has served as a Director of the Company since August 1996. Mr. Peters has served as the President and Chief Executive Officer of Jefferson Health System since its formation in 1995. Previous to that, Mr. Peters served in the same capacity for Main Line Health, Inc. Mr. Peters was a Senior Vice President with Blue Cross Blue Shield of Illinois and prior to that was the President and CEO of Henry Ford Health System. Mr. Peters has 33 years of healthcare industry experience. Mr. Peters is also a director of the Philadelphia Contributionship. Mr. Peters is a Fellow of the American College of Healthcare Executives ("ACHE").

     Bernard J. Lachner (age 72) has served as a Director of the Company since August 1996. Mr. Lachner has served as the chairman of Superior's advisory council since 1993. From July 1972 until his retirement in November 1992, Mr. Lachner served as the Chief Executive Officer of Evanston Hospital Corporation. Other directorships include subsidiaries of Allstate Insurance and St. Joseph Health System. Mr. Lachner founded Ohio State University's graduate program in Health Services Administration and served as its first director. He is a Fellow of ACHE, and is a past member of its Board of Governors. He has also served as the Chairman of American Hospital Association ("AHA"). Mr. Lachner is also a member of the Healthcare Hall of Fame.

     Charles O. Bracken (age 50) has served as a Director of the Company since January 1, 1999. Mr. Bracken currently serves as Vice Chairman and Executive Vice President of the Company. Mr. Bracken joined Superior in March 1987 and has from that time served as Executive Vice President of Superior. Mr. Bracken has more than 29 years of experience in the healthcare and information systems industries. Prior to joining Superior, Mr. Bracken spent three years as vice president of marketing of a healthcare information software firm, preceded by 10 years of related experience in healthcare information systems management, including positions as Chief Information Officer for single and multi-hospital corporations.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001:

     Reginald M. Ballantyne III (age 56) has served as a Director of the Company since August 1996. Mr. Ballantyne was initially appointed to Superior's Advisory Council in 1995. He has held the position of President of PMH Health Resources, Inc. since 1984. Prior to that, Mr. Ballantyne served as President of

Phoenix Memorial Hospital. Mr. Ballantyne was elected Chairman of the AHA in 1997 and served as Speaker of the AHA House of Delegates in 1998. He is a Fellow of ACHE and a recipient of the ACHE Gold Medal Award for Management Excellence. Mr. Ballantyne also served as a member of the national Board of Commissioners for the Joint Commission on Accreditation of Healthcare Organizations and as Chairman of the AHA Committee of Commissioners.

     Kenneth S. George (age 51) has served as a Director of the Company since November 1997. Mr. George is currently a General Partner for Riverside Acquisition, L.L.C. From 1994 to 1995, Mr. George served as Chairman and Chief Executive Officer for AmeriStat, Inc. which was sold in October, 1995 to Med Trans., a subsidiary of Laidlaw. From 1988 through its sale to Healthtrust, Inc. in 1994, Mr. George was Chairman and CEO of Epic Healthcare Group. Mr. George is the founding Director of the Texas Lyceum Association and served as a member on the Board of Managers for the Dallas County Hospital District. Mr. George also currently serves as a State Representative in the Texas House of Representatives.

     John L. Silverman (age 58), has served as a Director of the Company since October 1997. Mr. Silverman is currently an independent consultant to the healthcare industry. From 1995 through 1997, he served as Chief Executive Officer of AsiaCare, Inc., a southeast Asian healthcare investment company. From 1990 to August, 1997, he was the Vice President and Chief Financial Officer of Chi Systems, Inc., a healthcare consulting company. Mr. Silverman is currently a director of Integrated Health Services, Inc., MHM Services, Inc. and BioSupplies.com, Inc.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002:

     Richard D. Helppie, Jr. (age 44) is the founder of Superior and served as Superior's President and Chief Executive Officer from May 1984 until January 3, 1999. Mr. Helppie currently serves as Chairman and Chief Executive Officer, and is a Director, of the Company. Mr. Helppie has more than 25 years of experience in the healthcare and information systems industries. Mr. Helppie is currently a director of Drkoop.com, Inc. and Neoforma.com, Inc.

     Richard P. Saslow (age 53) has served as a Director of the Company since August 1996. Mr. Saslow practiced business law and commercial litigation with the firm of Butzel Long, PC from January 1991 to January 1997. Prior to that period, Mr. Saslow practiced law with the firm of Butzel, Keidan, Simon, Meyers & Graham from 1974 to 1990. Mr. Saslow joined the Company in January 1997 and has served since that time as Vice President and General Counsel.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     If any matter not described herein should properly come before the meeting, the persons named in the proxy card will vote the shares in accordance with their best judgment. At the time this Proxy Statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for (i) establishing compensation programs for the executive officers of the Company designed to attract, motivate and retain key executives responsible for the Company's success; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its stockholders; and (iii) determining the compensation of the Company's Chief Executive Officer. The Committee is composed of four directors. Three of these directors have never served as employees of the Company. The fourth member of the Committee is the Company's Chief Executive Officer.

     This report describes the philosophy that underlies the cash and equity-based components of the Company's executive compensation program. It also describes the details of each element of the program, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its executive officers in general.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork that help build value for the Company's stockholders. Within this overall philosophy, the Committee bases the compensation program on the principles set forth below.

     COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a principal view to enhancing stockholder value.

     Generally, the Company's executive compensation program makes a significant portion of each executive's cash compensation contingent upon growth and improvement in the Company's results of operations, with the potential to earn exceptional rewards for exceptional performance. More specifically, the program is designed to provide compensation for meeting and exceeding internal goals and to provide incentives to increase the market value of the Company's Common Stock. The program is also designed to attract and retain talented executives who are essential to the Company's long-term success within a highly competitive industry that demands unique talents, skills and capabilities.

     Compensation criteria are evaluated annually to ensure they are appropriate and consistent with the business objectives which are important in meeting the Company's earnings per share, operating profits and revenue goals and in enhancing stockholder value. The Company's executive compensation policies and programs are intended to: (i) provide rewards contingent upon Company and individual performance; (ii) link executive compensation to sustainable increases in and the preservation of stockholder value; (iii) promote teamwork among executives and other Company employees; (iv) retain a strong management team; and (v) encourage personal and professional development and growth.

     BASE SALARY. The Committee reviews the compensation of each of its executive officers not less than annually. The Committee's review takes into consideration both the Company's performance with respect to earnings per share, operating profits and revenue, and also the duties and performance of each executive. In making salary recommendations or decisions, the Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing base salaries of executives.

     INCENTIVE BONUSES. In 1999, the Board revised and continued its compensation program based on certain financial performance criteria, including revenue growth, profitability and performance of target goals. Each of the Company's Named Executive Officers (as defined below) was covered under the 1999 compensation program. Named Executive Officers have annual and other periodic bonus opportunities equal to between $100,000 and $160,000. The bonus paid to Mr. House is not discretionary and is based on criteria set forth in his employment agreement. The bonus paid to Messrs. Helppie, Bracken and Tashiro, if any, is discretionary up to the dollar levels in their respective bonus plans. No discretionary bonuses were paid to Messrs. Helppie, Bracken and Tashiro in 1999.

     LONG-TERM INCENTIVE COMPENSATION PLAN

     The Committee believes that the granting of stock options and other forms of equity compensation is an important method of rewarding and motivating management by aligning management's interests with those of the Company's stockholders on a long-term basis. In addition, the Committee recognizes that the Company conducts its business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives and managers who possess demonstrated skills and experience. The Company believes that stock options and other forms of equity compensation have given and continue to give the Company a significant advantage in attracting and retaining such employees. The Committee believes the Long-Term Incentive Plan is an important feature of the Company's executive compensation package. Under the Long-Term Incentive Plan, the Committee's stock option subcommittee may grant options and other forms of equity compensation to executive officers who are expected to contribute materially to the Company's future success. In determining the size of stock option and other equity grants, the subcommittee focuses primarily on the Company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives.

     The Committee intends to continue using stock options and other forms of equity compensation as the primary long-term incentive for the Company's executive officers. Because they generally provide rewards to executives only to the extent the Company's stock price increases after the options or other equity awards are granted the Committee feels that stock options and other equity awards granted under the Long-Term Incentive Plan are an appropriate means to provide executives with incentives that closely align their interests with those of stockholders and thereby encourage them to promote the ongoing success of the Company.

     In February 1999, the Board authorized the creation of the Non-Statutory Stock Option Plan (the "Non-Statutory Plan") and reserved 1,000,000 shares of Common Stock for issuance under the Non-Statutory Plan. Under the Non-Statutory Plan, the Company may grant stock options in connection with acquisitions by the Company and other special circumstances. The Non-Statutory Plan has substantially the same form, terms and substance as the Company's Incentive Plan, except that grants issued under the Non-Statutory Plan will not qualify as "incentive stock options" for tax purposes, and directors and executive officers of the Company are not eligible to receive grants under the Non-Statutory Plan.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     It is the responsibility of the Committee to address the provisions of
Section 162(m) of the Internal Revenue Code which, except in the case of "performance-based compensation" and certain other types of compensation, limit to $1,000,000 the amount of the Company's federal income tax deduction for compensation paid to the Chief Executive Officer and the other four most highly paid executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's salary, bonus and long-term awards follow the policies set forth above. For the 1999 fiscal year, Mr. Helppie's base salary was $337,000. Mr. Helppie received non-statutory stock options to purchase 50,000 shares of Common Stock at an exercise price equal to $38.27 per share.

     The foregoing report has been approved by all of the members of the Committee.(1)

                                          THE COMPENSATION COMMITTEE

                                          John L. Silverman, Chairperson
                                          Richard D. Helppie, Jr.
                                          Bernard J. Lachner
                                          Kenneth S. George

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard D. Helppie, Jr., is the Company's Chief Executive Officer, and has been a member of the Compensation Committee since August 1996.
---------------

(1)Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"), neither the "Compensation Committee Report on Executive Compensation" nor the material under the caption "Stockholder Return Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act, as amended (the "Exchange Act"), nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act").

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the Nasdaq Market Index and a Company-selected peer group of providers of consulting and/or information services (the "Peer Group"). The graph assumes that $100 was invested on October 10, 1996 at a price of $16.00 per share, in each of the Company's Common Stock, the Nasdaq Market Index and the Peer Group, and that all dividends were reinvested.

         PERFORMANCE GRAPH FOR SUPERIOR CONSULTANT HOLDINGS CORPORATION
                  Prepared by Media General Financial Services
             Produced on April 19, 2000 including data to 12/31/99
LINE GRAPH

                                                        SUPERIOR                                            PEER GROUP INDEX
                                                       CONSULTANT                 NASDAQ MARKET             ----------------
                                                     HOLDINGS CORP.                   INDEX
                                                     --------------               -------------
10/10/96                                                 100.00                      100.00                      100.00
12/31/96                                                 154.69                      104.71                      116.55
12/31/97                                                 187.50                      128.08                      158.38
12/31/98                                                 271.88                      180.64                      272.72
12/31/99                                                  89.06                      318.60                      329.20

-------------------------------------------------------------------------------------------------------------
                                               10/10/96     12/31/96     12/31/97     12/31/98     12/31/99
-------------------------------------------------------------------------------------------------------------
 Superior Consultant Holdings Corporation      $100.00      $154.69      $187.50      $271.88      $ 89.06
 NASDAQ Market Index                           $100.00       104.71       128.08       180.64       318.60
 Peer Group                                    $100.00       116.55       158.38       272.72       329.20

NOTES:

(a) Peer Group return is weighted by market capitalization.

(b) The Peer Group is comprised of the common stock of the following companies:
    Cambridge Technology Partners, Inc.; Cerner Corporation; Computer Sciences Corporation; DAOU Systems, Inc.; First Consulting Group Inc.; iGate Capital Corporation; International Business Machines; MarchFirst, Inc.; Navigant Consulting, Inc.; Renaissance Worldwide Corporation; Sapient Corporation; and Shared Medical Systems Corporation.

                            MANAGEMENT COMPENSATION

GENERAL

     The following table sets forth all compensation awarded or earned by the Company's Chief Executive Officer and the three other most highly paid executive officers during the last three fiscal years (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                               ANNUAL COMPENSATION(1)            ------------
                                       --------------------------------------     SECURITIES
                             FISCAL                              OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY       BONUS       COMPENSATION     OPTIONS(#)     COMPENSATION(2)
---------------------------  ------     ------       -----       ------------     ----------     ---------------
Richard D. Helppie, Jr....    1999     $337,000    $        0      $     0          50,000           $1,411
  Chief Executive Officer     1998      325,000        20,000            0          25,000            5,735
  and Chairman of the         1997      325,000             0            0               0            8,911
  Company
Charles O. Bracken........    1999      320,000             0            0          50,000           $1,411
  Executive Vice President    1998      310,000        30,000            0          25,000            5,692
  and Vice Chairman of the    1997      290,000             0            0               0            8,911
  Company
Robert R. Tashiro.........    1999      301,000             0            0          50,000           $1,411
  President of the Company    1998      290,000        30,000            0          25,000            5,648
  and Chief Operating         1997      220,000             0            0               0            8,729
     Officer
  of Superior
James T. House............    1999      175,000        21,296            0          51,500           $1,267
  Vice President, Chief       1998      150,000        51,183            0          25,000            5,323
  Financial Officer,          1997      110,000        75,455            0           7,272            8,263
  Treasurer and Assistant
  Secretary of the Company

---------------
(1) Effective January 4, 1999, the Company entered into agreements with Messrs. Helppie, Bracken, Tashiro and House which provided them with aggregate annual compensation of $1,653,000, comprised of base salary and bonus compensation paid to these individuals based on achievement of certain pre-determined performance criteria. These agreements are similar to agreements which the Company entered into with these three executives in October 1996 in connection with the Company's initial public offering.

(2) Represents amounts paid by the Company during fiscal 1999 for (i) long-term and short-term disability insurance premiums as follows: Messrs. Helppie, Bracken, Tashiro and House -- $931 each; and (ii) life insurance premiums for which the Company is not the beneficiary as follows: Messrs. Helppie, Bracken, Tashiro -- $480 each and Mr. House -- $336.

EXECUTIVE OPTION GRANTS

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1999.

                          OPTION GRANTS IN FISCAL 1999

                                                  INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                              ----------------------------------------------------------       VALUE AT ASSUMED
                              NUMBER OF                                                     ANNUAL RATES OF STOCK
                              SECURITIES     PERCENT OF TOTAL     EXERCISE                  PRICE APPRECIATION FOR
                              UNDERLYING    OPTIONS GRANTED TO     PRICE                        OPTION TERM(2)
                               OPTIONS         EMPLOYEES IN         PER       EXPIRATION    ----------------------
           NAME               GRANTED(1)       FISCAL 1999         SHARE         DATE          5%           10%
           ----               ----------    ------------------    --------    ----------       --           ---
Richard D. Helppie, Jr....      50,000             4.0%            38.265      01/01/09     1,203,225    3,049,225
Charles O. Bracken........      50,000             4.0%            38.265      01/01/09     1,203,225    3,049,225
Robert R. Tashiro.........      50,000             4.0%            38.265      01/01/09     1,203,225    3,049,225
James T. House............      50,000             4.0%            38.265      01/01/09     1,203,225    3,049,225
                                 1,500                *             29.60      09/08/09        27,923       70,762

---------------

 * less than one percent

(1) The options for 50,000 shares became exercisable one year from the date of grant. Mr. House's option for 1,500 shares vests over five years in increments of 20% beginning on May 21, 2000 and on each anniversary date thereof.

(2) In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of ten years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive officers will be zero. A 5% or 10% annually compounded increase in the Company's stock price from the date of grant to the end of the option term would result in stock prices of $62.33 and $99.25 per share, respectively, in the case of the ten year options at an exercise price of $38.265, and $48.22 and $76.77 per share, respectively, in the case of the ten year options at an exercise price of $29.60.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning stock options exercised by the Named Executive Officers during 1999, as well as the value of unexercised options held by such persons on December 31, 1999. The values for in-the-money options (which represent the positive spread between the exercise price of any existing stock options and $14.25 per share, the closing price of the Common Stock as reported by the Nasdaq National Market on December 31, 1999) also are included.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                SHARES                             OPTIONS AT               IN-THE-MONEY OPTIONS AT
                               ACQUIRED                        DECEMBER 31, 1999               DECEMBER 31, 1999
                                 UPON         VALUE       ----------------------------    ----------------------------
            NAME               EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----               --------    -----------    -----------    -------------    -----------    -------------
Richard D. Helppie, Jr.......     0            $0            5,000          70,000         $      0        $      0
Charles O. Bracken...........     0             0            5,000          70,000                0               0
Robert R. Tashiro............     0             0            8,000          72,000                0               0
James T. House...............     0             0           19,908          83,864                0               0

---------------
(1) Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Richard D. Helppie, Jr.'s 1999 compensation agreement provided for an annual salary of $337,000 in 1999 and an annual bonus of an amount not more than $150,000. Mr. Helppie's compensation shall be subject to review of the Compensation Committee of the Board.

     Charles O. Bracken's 1999 employment agreement provided for his employment as Executive Vice President of the Company at an annual base salary of $320,000 in 1999 and annual bonus of up to $160,000 per year. Under the employment agreement, Mr. Bracken is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     Robert R. Tashiro's 1999 employment agreement provided for his employment as President and Chief Operating Officer of the Company at an annual base salary of $301,000 in 1999 and an annual bonus of up to $110,000 per year. Under the employment agreement, Mr. Tashiro is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     James T. House's 1999 employment agreement provided for his employment as a Vice President and Chief Financial Officer of the Company at an annual base salary of approximately $175,000 in 1999. Mr. House also participated in the Company's Vice President Bonus Plan pursuant to which he was eligible to receive a base bonus of $100,000 (which base bonus was subject to increase or decrease based on performance as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. House is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     The 1999 employment or compensation agreements with each Named Executive Officer provide salary continuation benefits in the event that the executive officer's employment is terminated by the Company for any reason other than gross misconduct, embezzlement or attempted embezzlement of money or property of the Company or a subsidiary or an affiliate, the executive officer's perpetration or attempted perpetration of fraud on the Company or a subsidiary or an affiliate, or the executive officer's participation in a fraud or attempted fraud on the Company. Upon such termination, the officer shall receive his base salary for a period of one year (two years in the case of Mr. Helppie) from the date of termination and his bonus, if any, earned up through and including the date of termination. In addition, any stock options granted up to the date of termination vest immediately upon termination, but no new stock options will be granted after the date of termination.

     The 1999 employment or compensation agreements with each Named Executive Officer also provide salary continuation benefits in the event that the executive officer's employment is terminated due to a Change in Control (as defined below) of the Company. Upon such termination, the executive officer will receive an amount equal to three times the full annual base salary in effect for the year of termination plus three times the full year's bonus opportunity in effect for the year of termination. In addition, stock options granted up to the date of termination vest immediately upon termination; however, no new stock options will be granted after the date of termination. A Change in Control is defined to include the acquisition by any person or group of 50% or more of the Company's then-outstanding voting securities, the approval by the stockholders of a merger, consolidation, recapitalization or reorganization of the Company that would result in a transfer of more than 25% of the total voting securities, and the approval by the stockholders of a liquidation of the Company or sale of more than 50% of the Company's assets.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1995, Superior loaned Mr. Bracken $500,000, evidenced by a term promissory note bearing interest at 7.71% per annum. The note provides for equal annual payments of principal and interest of $50,000, payable on December 31 of each year beginning December 31, 1995 with the entire unpaid principal balance due on December 31, 2015. At the option of the Company, the entire outstanding indebtedness under the note may be accelerated in the event that Mr. Bracken's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note during fiscal 1999 was $439,000 and as of December 31, 1999 was $424,000.

     In April 1995, Superior loaned to Mr. Tashiro $250,000, evidenced by a term promissory note, bearing interest of 7.71% per annum. The note provides for equal annual payments of $25,000, payable on December 31 of each year beginning December 31, 1995 with the entire principal balance due on December 31, 2015. At the option of the Company, the entire outstanding indebtedness under the note may be accelerated in the event that Mr. Tashiro's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note was $219,000 during fiscal 1999 and as of December 31, 1999 was $212,000.

     The Company leases an office facility from an entity partially owned by two stockholders. Net rent expense for this lease was approximately $400,000, $463,000 and $469,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The rent expense was offset by sublease income of approximately $69,000 for the years ended December 31, 1998 and 1999.

     In 1999, the Company chartered aircraft from Clearwater Aviation, Inc., of which Mr. Helppie is sole stockholder. Payments under this arrangement totaled approximately $224,000 in 1997, $662,000 in 1998, and $605,000 in 1999. This
arrangement was approved by a majority of all of the independent and disinterested members of the Board of Directors.

     Mr. Saslow, a Director, was a shareholder in the law firm of Butzel Long, PC, Detroit, Michigan. Butzel Long and Mr. Saslow's prior firm Butzel, Keidan, Simon, Myers & Graham, have been outside general counsel to Superior since 1985. Mr. Saslow joined the Company as a vice president and general counsel in January 1997.

     Mr. Peters, a Director, is the President of Jefferson Health System, a non-profit organization which, from time to time, is a client of the Company.

     During the years ended December 31, 1998 and 1999, the Company recognized revenue of approximately $1,500,000 and $1,100,000, respectively, from entities in which it has an equity interest.

                         STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 27, 2000 (the date used in the Company's 1999 10-K report) by: (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Company's directors and nominees for directors; (iii) each of the Named Executive Officers; and (iv) all directors and named executive Officers of the Company as a group. (Each person named below has an address in care of the Company's principal executive offices.) The Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.

                                                                SHARES BENEFICIALLY OWNED(1)
                                                                ----------------------------
                  NAME OF BENEFICIAL OWNER                       NUMBER              PERCENT
                  ------------------------                       ------              -------
Richard D. Helppie, Jr.(2)(3)...............................    3,235,124             30.8
GEOCAPITAL, LLC(4)..........................................    1,278,400             12.3
Mellon Financial Corporation(5).............................      960,670              9.2
Massachusetts Financial Services Company(6).................      758,444              7.3
Charles O. Bracken(3).......................................      376,378              3.6
Robert R. Tashiro(3)........................................      202,610              1.9
James T. House(3)...........................................       76,663                *
Richard P. Saslow(3)........................................       29,100                *
John L. Silverman(3)........................................       29,519                *
Douglas S. Peters(3)........................................       17,700                *
Reginald M. Ballantyne III(3)...............................       17,000                *
Bernard Lachner(3)..........................................       17,000                *
Kenneth S. George(3)........................................       14,000                *
All Directors, Executive Officers and 5% stockholders as a
  group.....................................................    7,012,608             65.0

---------------
 *  less than 1%

(1) Applicable percentage of ownership as of March 27, 2000 is based upon 10,427,762 shares of Common Stock outstanding, and is determined by assuming the exercise of options that are held by such persons (but not those held by any other person) which are exercisable within 60 days of the date hereof. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned.

(2) 2,585,124 shares are held by The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is the sole trustee, and 590,000 shares are held by The Richard D. Helppie, Jr. Ten Year Grantor Retained Annuity Trust, of which Mr. Helppie is the sole trustee.

(3) Includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days from the date hereof as follows: Mr. Helppie 60,000 shares; Mr. Bracken 60,000 shares; Mr. Tashiro 63,000 shares; Mr. House 76,663 shares; Mr. Saslow 28,100 shares; Mr. Silverman 14,000 shares; Mr. Peters 17,000 shares; Mr. Ballantyne 17,000 shares; Mr. Lachner 17,000 shares; and Mr. George 14,000 shares.

(4) According to Report on SEC's Schedule 13G, as of February 8, 2000, GEOCAPITAL, LLC has sole dispositive power over all shares listed.

(5) According to Report on SEC's Schedule 13G, as of February 11, 2000, Mellon Financial Corporation shares voting power of 697,500 shares and dispositive power of 709,100 shares with Boston Group Holdings, Inc. and The Boston Company, Inc. Mellon Bank, N.A., a subsidiary of Mellon Financial Corporation, is the trustee of the Company's employee benefit plan (the "Plan"), whish is subject to ERISA. The securities reported include all shares held of record by Mellon Bank, N.A. as trustee of the Plan which have not been allocated to the individual accounts of employee participants in the Plan.

(6) According to Report on SEC's Schedules 13G, as of February 11, 2000, Massachusetts Financial Services Company has sole dispositive power over all shares listed.

              SECTION 16(A) BENEFICIAL OWNER REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and any persons who own more than ten percent (10%) of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all such Section 16(a) filing requirements were complied with, except for a Form 4 which was to be filed by Richard Saslow by April 10, 1999. Such form is expected to be filed on April 28, 2000.

               STOCKHOLDER PROPOSALS FOR THE 2001 PROXY STATEMENT

     Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2001 Annual Meeting of Stockholders should submit the proposal in writing to: Secretary, Superior Consultant Holdings Corporation, 4000 Town Center, Suite 1100, Southfield, Michigan 48075. The Company must receive a proposal by December 29, 2000 in order to consider it for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders.

                               VOTING PROCEDURES

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP, the Company's independent public accountants, has audited the Company's financial statements for the fiscal year ended December 31, 1999. The Company expects representatives of Grant Thornton LLP to be present at the Meeting and to be available to respond to appropriate questions from stockholders. The Grant Thornton LLP representatives will be given an opportunity to make a statement if they desire.

                               OTHER INFORMATION

     A copy of the Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 1999 (excluding exhibits) will be furnished, without charge, by writing to Susan Synor, Investor Relations, Superior Consultant Holdings Corporation, 4000 Town Center, Suite 1100, Southfield, Michigan 48075.

                            SOLICITATION OF PROXIES

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Company's Board of Directors.

SUSAN M. SYNOR
Secretary

Southfield, Michigan
April 28, 2000

PROXY                                                                      PROXY

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Richard D. Helppie, Jr. and Richard P. Saslow, and each of them, as Proxies with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $0.01 per share, of Superior Consultant Holdings Corporation (the "Company") held of record by the undersigned on April 10, 2000, at the Annual Meeting of Stockholders when convened on Thursday, June 8, 2000, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SELECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

           PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

    IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT THE COMPANY AT 1-248-386-8300.

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

                                              SUPERIOR CONSULTANT HOLDINGS CORPORATION

                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                                                                                  ]

1. ELECTION OF CLASS I DIRECTORS, for a term expiring at the    FOR     WITHHOLD     FOR ALL
   Annual Meeting of Stockholders in 2003 (mark one of the      ALL        ALL       EXCEPT      2. In their discretion, the Proxies
   ovals).                                                      [ ]        [ ]         [ ]          are authorized to vote upon such
   Nominees: 01-Douglas S. Peters                                                                   other business as may properly
             02-Bernard J. Lachner and                                                              come before the meeting, or any
             03-Charles O. Bracken                                                                  adjournment thereof.
   (INSTRUCTION: To withhold authority to vote for any
   individual nominee, write that nominee's name in space
   below.)

   ---------------------------------------------------------


                                                                                                            Dated:            , 2000
                                                                                                                   -----------


                                                                                                 Signature(s)
                                                                                                             -----------------------


                                                                                                 -----------------------------------
                                                                                                 Please sign exactly as name appears
                                                                                                 at left. When shares are held by
                                                                                                 joint tenants, both should sign.
                                                                                                 When signing as attorney, executor,
                                                                                                 administrator, trustee or guardian,
                                                                                                 please give full title as such. If
                                                                                                 a corporation, please sign in full
                                                                                                 corporate name by President or
                                                                                                 other authorized officer. If as a
                                                                                                 partnership, please sign in full
                                                                                                 partnership name by authorized
                                                                                                 person.


                                                      - FOLD AND DETACH HERE -


                                                      YOUR VOTE IS IMPORTANT!

                                     PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY
                                                    USING THE ENCLOSED ENVELOPE.
